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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                   FORM 8-K
                                CURRENT REPORT


                      PURSUANT TO SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported): March 31, 1999

                        COMMISSION FILE NUMBER 1-12246

                        NATIONAL GOLF PROPERTIES, INC.
            (Exact name of registrant as specified in its charter)



                  MARYLAND                             95-4549193
       (State or other jurisdiction of              (I.R.S. Employer
               incorporation)                    Identification Number)


     2951 28TH STREET, SUITE 3001
       SANTA MONICA, CALIFORNIA                           90405
(Address of principal executive offices)               (Zip Code)


                                (310) 664-4100
             (Registrant's telephone number, including area code)



                                NOT APPLICABLE
  (Former name, former address and former fiscal year, if changed since last report)
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ITEM 2.   ACQUISITION OR DISPOSITION OF ASSETS

          On March 31, 1999, National Golf Properties, Inc. (the "Company") through its subsidiary, National Golf Operating Partnership, L.P. ("NGOP"), purchased fee interests in 15 golf courses and long-term leasehold interests in five golf courses and made a participating mortgage loan secured by an additional golf course (collectively, the "Acquired Cobblestone Courses") previously owned by subsidiaries of Meditrust Corporation and Meditrust Operating Company (collectively, "Meditrust") comprising the "Cobblestone Golf Group" for an aggregate initial investment of approximately $184.3 million, which investment was financed by approximately $178.7 million of cash and approximately $5.6 million of assumed notes. NGOP's acquisition of interests in these golf courses was part of a larger transaction in which a subsidiary of American Golf Corporation ("AGC") and a subsidiary of ClubCorp International ("ClubCorp") formed Golf Acquisitions, L.L.C., a new limited liability company ("Golf Acquisitions"), to purchase from Meditrust the subsidiaries comprising the Cobblestone Golf Group. Golf Acquisitions closed this purchase on March 31, 1999, and immediately thereafter sold interests in 23 golf courses to subsidiaries of ClubCorp, sold interests in the Acquired Cobblestone Courses to NGOP and sold to AGC short-term interests in three golf course facilities and a portion of the personal property assets related to the Acquired Cobblestone Courses. Three of the Acquired Cobblestone Courses are leasehold interests in the golf courses at Carmel Mountain Ranch Country Club and Sweetwater Country Club, in which the Company already owned the fee interest and had previously leased such properties to a subsidiary of Meditrust.

          Concurrently with closing its purchase of the Acquired Cobblestone Courses, NGOP entered into agreements to lease or sublease 18 of the Acquired Cobblestone Courses to AGC and two of the Acquired Cobblestone Courses to Golf Enterprises, Inc. AGC also entered into a separate agreement with a subsidiary of Golf Acquisitions to lease the golf course which secures the Company's participating mortgage loan described above.

          NGOP financed its acquisition of the Acquired Cobblestone Courses with borrowings under a new $300 million unsecured revolving credit facility with a group of lenders led by The First National Bank of Chicago, as Administrative Agent. Advances under the credit facility bear interest at the Administrative Agent's alternative base rate plus the then-applicable base rate margin or, at the option of NGOP, LIBOR plus the then-applicable LIBOR rate margin. The Administrative Agent's alternative base rate for any day means the greater of
(i) a rate per annum equal to the corporate base rate of interest announced by the Administrative Agent from time to time, and (ii) the federal funds rate as published by the Federal Reserve Bank plus one-half percent (0.50%) per annum. The amount of the base rate margin and LIBOR rate margin vary depending upon the amount of the Company's outstanding indebtedness compared to its capitalization. The initial rate of interest for borrowings made under the new facility as of March 31, 1999 will be equal to LIBOR plus a margin of 2.25% or the alternate base rate plus 1.00%. The credit facility terminates on March 31, 2002, but may be extended by NGOP for an additional year if approved by all of the lenders under the credit facility. The credit facility replaces NGOP's previous $100 million credit facility, which has been terminated.

          NGOP borrowed approximately $256.5 million under the new facility on March 31, 1999, of which $160 million was used to pay the remaining aggregate initial investment for the Acquired Cobblestone Courses, $93.5 million was used to repay all
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outstanding indebtedness under the previous credit facility, and $3 million was used for general partnership purposes. At December 31, 1998 and March 1, 1999, there were outstanding advances under the previous credit facility of $78 million and $98.5 million, respectively. The new facility requires that NGOP use its best efforts to obtain certain modifications of the covenants applicable to its $175 million fixed-rate unsecured senior notes by June 4, 1999 (which may be advanced to an earlier date under certain circumstances). NGOP is currently exploring various alternatives in the event it cannot obtain such modifications. NGOP has a commitment from The First National Bank of Chicago, subject to certain conditions, to provide financing to prepay the senior notes, including a make-whole premium and certain other fees. If such senior notes were required to be prepaid, the Company would incur an extraordinary charge. Alternatively, NGOP could attempt to refinance or modify the new credit facility. The Company cannot predict at this time whether NGOP will obtain such covenant modifications or make any such alternative arrangements, and accordingly, cannot predict the resulting impact on the Company's financial condition or results of operations.


ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS.

     (a)  Financial Statements of Business Acquired.

          It is impractical for the Registrant to provide at this time the required financial statements relating to the Acquisition. The Registrant intends to file such financial statements as an amendment to this form as soon as practicable but not later than June 14, 1999.

     (b)  Pro Forma Financial Information.

          It is impractical for the Registrant to provide at this time the required pro forma financial information relating to the Acquisition. The Registrant intends to file such pro forma financial information as an amendment to this form as soon as practicable but not later than June 14, 1999.

     (c)  Exhibits.

Exhibit No.              Description

___________              ___________

2.1 Asset Purchase Agreement dated as of March 30, 1999 by and among National Golf Properties, Inc., National Golf Operating Partnership, L.P., American Golf Corporation and Golf Acquisitions, L.L.C.
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                                  SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized,

                                   NATIONAL GOLF PROPERTIES, INC.




Date:  April 15, 1999              By: /s/ William C. Regan
                                      ------------------------------------
                                      William C. Regan
                                      Vice President - Controller and Treasurer

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